Exhibit 99.2

JAMBA, INC.

INDUCEMENT AWARD

NOTICE OF GRANT OF NON-STATUTORY STOCK OPTION

(NON-PLAN AWARD)

Jamba, Inc. (the “Company”) has granted to the Participant an option (the “Option” or “Award”) to purchase certain shares of Stock, as follows:

Participant:	Marie Perry

Date of Grant:	May 16, 2016

Number of Option Shares:	75,000, subject to adjustment as provided by the Option Agreement.

Exercise Price:	$11.65

Vesting Commencement Date:	May 16, 2016

Option Expiration Date:	May 16, 2026

Tax Status of Option:	Non-statutory Stock Option

Vested Shares:

The Award shall vest as to 25,000 shares subject to the Option on the one (1)-year anniversary of the Vesting Commencement Date, 25,000 shares subject to the Option on the two (2)-year anniversary of the Vesting Commencement Date, and 25,000 shares subject to the Option on the three (3)-year anniversary of the Vesting Commencement Date, in each case, subject to the Participant’s continued Service through each such date.

In addition, if the Participant’s Service is terminated due to death or Disability, then the Option shall accelerate in full and become one-hundred percent (100%) vested and exercisable.

Further, and notwithstanding anything in the Stock Option Agreement to the contrary, if during the eighteen (18) month period following a Change in Control the Participant’s Service is terminated without Cause by the Participating Company Group (or its successor), or the Participant terminates his or her Service due to Good Reason (as defined below), then the Option shall be one hundred percent (100%) vested and exercisable as of the effective date of such termination of Service.

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For this purpose, “Good Reason” shall, unless such term or an equivalent term is otherwise defined in a written agreement between the Participant and a Participating Company, mean the Participant’s voluntary termination of Service within thirty (30) days after the occurrence of one or more of the following circumstances: (a) material reduction in the Participant’s Base Salary, unless the reduction is made as part of, and is generally consistent with, a general reduction of senior executive salaries; (b) a material diminution of the Participant’s position and/or duties so that the Participant’s duties are no longer consistent with the position prior to such Change in Control; or (c) Company relocates the Participant’s principal place of work to a location more than sixty (60) miles from the Participant’s principal place of work prior to such relocation without the Participant’s prior written approval; provided, however, in all cases that the Company has been provided with written notice of the circumstances giving rise to such potential termination and twenty (20) days from receipt of written notice in which to cure such circumstance.

Superseding Agreement:	None. To the extent that a Superseding Agreement is listed, to the extent that such Superseding Agreement provides for more beneficial vesting and/or exercise terms, then, notwithstanding anything in this Grant Notice or the Stock Option Agreement to the contrary, the provisions of that Superseding Agreement shall govern.

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Option is governed by this Grant Notice and by the Stock Option Agreement. The Participant acknowledges that copies of the Stock Option Agreement and the prospectus for this Award have been provided to the Participant. The Participant represents that the Participant has read and is familiar with the provisions of the Stock Option Agreement, and hereby accepts the Award subject to all of their terms and conditions.

JAMBA, INC.	PARTICIPANT

By:
Signature

Date

Address
Address

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JAMBA, INC.

INDUCEMENT AWARD

NON-STATUTORY STOCK OPTION AGREEMENT

(NON-PLAN AWARD)

Jamba, Inc. (the “Company”) has granted to the Participant named in the Notice of Grant of Non-statutory Stock Option (the “Grant Notice”) to which this Non-statutory Stock Option Agreement (the “Option Agreement”) is attached an option (the “Option” or the “Award”) to purchase certain shares of Stock upon the terms and conditions set forth in the Grant Notice and this Option Agreement. This Option has not been granted pursuant to the Jamba, Inc. 2013 Equity Incentive Plan of the Company in reliance on NASDAQ Marketplace Rule 5635(c)(4). By signing the Grant Notice, the Participant: (a) acknowledges receipt of, and represents that the Participant has read and is familiar with, the Grant Notice, this Option Agreement, and the prospectus prepared in connection with the registration with the Securities and Exchange Commission of shares issuable pursuant to the Option (the “Prospectus”), (b) accepts the Option subject to all of the terms and conditions of the Grant Notice and this Option Agreement, and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice and this Option Agreement.

1.     Definitions and Construction.

1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice:

(a)      “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

(b)     “Board” means the Board of Directors of the Company.

(c)     “Cause” means, unless such term or an equivalent term is otherwise defined by another written agreement between the Participant and a Participating Company applicable to the Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

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(d)      “Change in Control” means the occurrence of any one or a combination of the following:

(i)          any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii)         an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 1.1(r), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii)        approval by the stockholders of a plan of complete liquidation or dissolution of the Company.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple acquisitions of the voting securities of the Company and/or multiple Ownership Change Events are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

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(e)     “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations or administrative guidelines promulgated thereunder.

(f)      “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer this Award and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer this Award, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(g)     “Company” means Jamba, Inc., a Delaware corporation, or any successor corporation thereto.

(h)     “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person in reliance on registration on Form S-8 under the Securities Act.

(i)      “Director” means a member of the Board.

(j)      “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(k)     “Employee” means an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Agreement. The Company shall determine in good faith and in the exercise of its discretion, whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(l)      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)    “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

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(i)          Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii)         Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by the Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or quotation system, or on any other basis consistent with the requirements of Section 409A of the Code (“Section 409A”). The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes to the extent consistent with the requirements of Section 409A.

(n)     If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A.

(o)     “Insider” means an Officer, Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(p)     “Non-statutory Stock Option” means a stock option not intended to be or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(q)     “Officer” means any person designated by the Board as an officer of the Company.

(r)      “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

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(s)     “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(t)      “Participant” means Marie Perry.

(u)     “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(v)     “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(w)     “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(x)      “Securities Act” means the Securities Act of 1933, as amended.

(y)     “Service” means the Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, the Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, the Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by the Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under this Award. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(z)     “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 9 hereof.

(aa)    “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(bb)   “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

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(cc)          “Vesting Conditions” mean those conditions of which the Award or shares subject to the Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.     Tax Status of Option.

This Option is intended to be a Non-statutory Stock Option and shall not be treated as an incentive stock option within the meaning of Section 422(b) of the Code. The exercise price for this Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option. The Company intends that this Option shall either be exempt from or comply with Section 409A, and shall be construed to be so exempt or so comply.

3.     Administration.

3.1 Administration by the Committee. This Agreement shall be administered by the Committee. All questions of interpretation concerning the Grant Notice and this Agreement shall be determined by the Committee or its designee. All such determinations shall be final and binding upon all persons having an interest in the Award.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent or actual authority with respect to such matter, right, obligation, or election.

3.3 Administration with Respect to Insiders. At any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, this Agreement shall be administered in compliance with the requirements, if any, of Rule 16b-3 if Participant is an Insider.

3.4 Powers of the Committee. In addition to any other powers set forth herein, subject to the terms hereof, the Committee shall have the full and final power and authority, in its discretion:

(a)          to determine the Fair Market Value of shares of Stock or other property;

(b)          to determine the terms, conditions and restrictions applicable to the Award and any shares of Stock acquired pursuant thereto;

(c)          to determine whether the Award will be settled in shares of Stock, cash, other property or in any combination thereof;

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(d)          to amend, modify, or cancel the Award or to waive any restrictions or conditions applicable to the Award or any shares acquired pursuant thereto;

(e)          to accelerate, continue, extend or defer the exercisability or vesting of the Award or any shares acquired pursuant thereto, including with respect to the period following the Participant’s termination of Service;

(f)          to prescribe, amend or rescind rules, guidelines and policies relating to the Award, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions; and

(g)          to correct any defect, supply any omission or reconcile any inconsistency in the Award and to make all other determinations and take such other actions with respect to the Award as the Committee may deem advisable to the extent not inconsistent with the provisions of this Agreement or applicable law.

3.5 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Award, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.     Exercise of the Option.

4.1 Right to Exercise. Except as otherwise provided herein, the Option shall be exercisable on and after the Initial Vesting Date and prior to the termination of the Option (as provided in Section 6 below) in an amount not to exceed the number of Vested Shares less the number of shares previously acquired upon exercise of the Option. In no event shall the Option be exercisable for more shares than the Number of Option Shares, as adjusted pursuant to Section 9.

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4.2 Method of Exercise. Exercise of the Option shall be by means of electronic or written notice (the “Exercise Notice”) in a form authorized by the Company. An electronic Exercise Notice must be digitally signed or authenticated by the Participant in such manner as required by the notice and transmitted to the Company or an authorized representative of the Company (including a third-party administrator designated by the Company). In the event that the Participant is not authorized or is unable to provide an electronic Exercise Notice, the Option shall be exercised by a written Exercise Notice addressed to the Company, which shall be signed by the Participant and delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Company, or an authorized representative of the Company (including a third-party administrator designated by the Company). Each Exercise Notice, whether electronic or written, must state the Participant’s election to exercise the Option, the number of whole shares of Stock for which the Option is being exercised and such other representations and agreements as to the Participant’s investment intent with respect to such shares as may be required pursuant to the provisions of this Option Agreement. Further, except as set forth in Section 4.3 below, each Exercise Notice must be received by the Company prior to the termination of the Option as set forth in Section 6 and must be accompanied by full payment of the aggregate Exercise Price for the number of shares of Stock being purchased. The Option shall be deemed to be exercised upon receipt by the Company of such electronic or written Exercise Notice and the aggregate Exercise Price.

4.3 Automatic Exercise of Option. If on the date the Option would otherwise terminate or expire, the Option is otherwise vested and exercisable immediately prior to such termination or expiration and, if so exercised, the Fair Market Value of the Stock would exceed the Exercise Price of the Option, then any portion of such Option which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion pursuant to the Net Exercise procedure described in Section 4.4(b)(ii) below and withholding in shares of Stock as described in Section 4.4(b) below. Notwithstanding the foregoing, the Participant may elect, in a manner prescribed by the Company, not to have his or her Option automatically exercised pursuant to this Section 4.3 provided the Participant makes such election prior to the date referenced above.

4.4 Payment of Exercise Price.

(a)          Forms of Consideration Authorized. Except as otherwise provided below, payment of the aggregate Exercise Price for the number of shares of Stock for which the Option is being exercised shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Company and subject to the limitations contained in Section 4.4(b) below, by means of (1) a Cashless Exercise, (2) a Net-Exercise, or (3) a Stock Tender Exercise; or (iii) by any combination of the foregoing.

(b)          Limitations on Forms of Consideration. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedure providing for payment of the Exercise Price through any of the means described below, including with respect to the Participant notwithstanding that such program or procedures may be available to others.

(i)          Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed Exercise Notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to shares of Stock acquired upon the exercise of the Option in an amount not less than the aggregate Exercise Price for such shares (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System).

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(ii)         Net-Exercise. A “Net-Exercise” means the delivery of a properly executed Exercise Notice electing a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to the Participant upon the exercise of the Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate Exercise Price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued. Following a Net-Exercise, the number of shares remaining subject to the Option, if any, shall be reduced by the sum of (1) the net number of shares issued to the Participant upon such exercise, and (2) the number of shares deducted by the Company for payment of the aggregate Exercise Price.

(iii)        Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed Exercise Notice accompanied by (1) the Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock having a Fair Market Value that does not exceed the aggregate Exercise Price for the shares with respect to which the Option is exercised, and (2) the Participant’s payment to the Company in cash of the remaining balance of such aggregate Exercise Price not satisfied by such shares’ Fair Market Value. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, the Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

4.5 Tax Withholding.

(a)          In General. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by a Participating Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company Group, if any, which arise in connection with the Option. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Participating Company Group have been satisfied by the Participant.

(b)          Withholding in Shares. The Company shall have the right, but not the obligation, to require the Participant to satisfy all or any portion of a Participating Company’s tax withholding obligations upon exercise of the Option by deducting from the shares of Stock otherwise issuable to the Participant upon such exercise a number of whole shares having a fair market value, as determined by the Company as of the date of exercise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.

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4.6 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with the broker designated by the Company with which the Participant has an account, any or all shares acquired by the Participant pursuant to the exercise of the Option. Except as provided by the preceding sentence, a certificate for the shares as to which the Option is exercised shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

4.7 Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of shares of Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities, including without limitation any Trading Compliance Policy. The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE PARTICIPANT IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE PARTICIPANT MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

4.8 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.

5.     Transferability of the Option.

5.1 Except as provided in Section 5.2, the Option may be exercised during the lifetime of the Participant only by the Participant or the Participant’s guardian or legal representative and shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Following the death of the Participant, the Option, to the extent provided in Section 7 below, may be exercised by the Participant’s legal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

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5.2 With the consent of the Committee and subject to any conditions or restrictions as the Committee may impose, in its discretion, the Participant may transfer during the Participant’s lifetime and prior to the Participant’s termination of Service all or any portion of the Option to one or more of such persons (each a “Permitted Transferee”) as permitted in accordance with the applicable limitations, if any, described in the General Instructions to the Form S-8 Registration Statement under the Securities Act. No transfer or purported transfer of the Option shall be effective unless and until: (i) the Participant has delivered to the Company a written request describing the terms and conditions of the proposed transfer in such form as the Company may require, (ii) the Participant has made adequate provision, in the sole determination of the Company, for satisfaction of the tax withholding obligations of the Participating Company Group as provided in Section 4.5 that may arise with respect to the transferred portion of the Option, (iii) the Committee has approved the requested transfer, and (iv) the Participant has delivered to the Company written documentation of the transfer in such form as the Company may require. With respect to the transferred portion of the Option, all of the terms and conditions of the Grant Notice and this Option Agreement shall apply to the Permitted Transferee and not to the original Participant, except for (i) the Participant’s rendering of Service, (ii) provision for the Participating Company Group’s tax withholding obligations, if any, and (iii) any subsequent transfer of the Option by the Permitted Transferee, which shall be prohibited except as provided in Section 5.1 above, unless otherwise permitted by the Committee, in its sole discretion. The Company shall have no obligation to notify a Permitted Transferee of any expiration, termination, lapse or acceleration of the transferred Option, including, without limitation, an early termination of the transferred Option resulting from the termination of Service of the original Participant. Exercise of the transferred Option by a Permitted Transferee shall be subject to compliance with all applicable federal, state and foreign securities laws; however, the Company shall have no obligation to register with any federal, state or foreign securities commission or agency such transferred Option or any shares that may be issuable upon the exercise of the transferred Option by the Permitted Transferee.

6.     Termination of the Option.

The Option shall terminate and may no longer be exercised after the first to occur of (a) the close of business on the Option Expiration Date, (b) the close of business on the last date for exercising the Option following termination of the Participant’s Service as described in Section 7, or (c) a Change in Control to the extent provided in Section 8.

7.     Effect of Termination of Service.

7.1 Option Exercisability. The Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period as determined below and thereafter shall terminate.

(a)          Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of one (1) year after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

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(b)          Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of one (1) year after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service.

(c)          Termination for Cause. Notwithstanding any other provision of this Option Agreement to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(d)          Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for Vested Shares by the Participant on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

7.2 Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of the Participant’s Service for Cause, if the exercise of the Option within the applicable time periods set forth in Section 7.1 above is prevented by the provisions of Section 4.7 above, the Option shall remain exercisable until the later of (a) thirty (30) calendar days after the date such exercise first would no longer be prevented by such provisions, or (b) the end of the applicable time period under Section 7.1 above, but in any event no later than the Option Expiration Date.

8.     Effect of Change in Control.

In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, assume or continue in full force and effect the Company’s rights and obligations under all or any portion of the Option or substitute for all or any portion of the Option a substantially equivalent option for the Acquiror’s stock. For purposes of this Section, the Option or any portion thereof shall be deemed assumed if, following the Change in Control, the Option confers the right to receive, subject to the terms and conditions of this Option Agreement, for each share of Stock subject to such portion of the Option immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise of the Option for each share of Stock to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. The Option shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control to the extent that the Option is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised as of the time of the Change in Control.

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Notwithstanding the foregoing, if this Option is not assumed, substituted for, or otherwise continued by the Acquiror, the Option shall vest in full effective immediately prior to, but contingent upon, the consummation of the Change in Control.

9.     Adjustments for Changes in Capital Structure.

Subject to any required action by the stockholders of the Company and the requirements of Section 409A to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number, Exercise Price and kind of shares subject to the Option, in order to prevent dilution or enlargement of the Participant’s rights under the Option. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the Exercise Price shall be rounded up to the nearest whole cent. In no event may the Exercise Price be decreased to an amount less than the par value, if any, of the stock subject to the Option. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.

10.   Rights as a Stockholder, Director, Employee or Consultant.

The Participant shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of the shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the shares are issued, except as provided in Section 9 above. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Option Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service as a Director, an Employee or Consultant, as the case may be, at any time.

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11.   Legends.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock subject to the provisions of this Option Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Participant in order to carry out the provisions of this Section.

12.   Miscellaneous Provisions.

12.1 Termination or Amendment. The Committee may amend or terminate this Option Agreement at any time. No amendment or addition to this Option Agreement shall be effective unless in writing and, to the extent such amendment is necessary to comply with applicable law or government regulation, may be made without the consent of the Participant.

12.2 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Option Agreement.

12.3 Binding Effect. This Option Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

12.4 Delivery of Documents and Notices. Any document relating to this Option or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)          Description of Electronic Delivery. The Grant Notice, this Option Agreement, the Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice and Exercise Notice called for by Section 4.2 above to the Company or to such third party involved in administering the Option as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Option, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

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(b)          Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 12.4(a) of this Option Agreement and consents to the electronic delivery of the Option documents and, if permitted by the Company, the delivery of the Grant Notice and Exercise Notice, as described in Section 12.4(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 12.4(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 12.4(a).

12.5 Integrated Agreement. The Grant Notice, this Option Agreement, together with any employment, service or other agreement between the Participant and a Participating Company referring to the Option, shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter. To the extent contemplated herein or therein, the provisions of the Grant Notice and this Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.

12.6 Applicable Law. This Option Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in California and agree that such litigation shall be conducted in the courts of San Francisco County, California or the federal courts of the United States for the Northern District of California.

12.7 Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Participant:
Date:

NON-STATUTORY STOCK OPTION EXERCISE NOTICE

Jamba, Inc.

Ladies and Gentlemen:

1.         Option. I was granted a non-statutory option (the “Option”) to purchase shares of the common stock (the “Shares”) of Jamba, Inc. (the “Company”) pursuant to my Notice of Grant of Stock Option (the “Grant Notice”) and my Non-Statutory Stock Option Agreement (the “Option Agreement”) as follows:

Date of Grant:

Number of Option Shares:

Exercise Price per Share:	$

2.         Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares, all of which are Vested Shares in accordance with the Grant Notice and the Option Agreement:

Total Shares Purchased:

Total Exercise Price (Total Shares X Price per Share)	$

3.         Payments. I enclose payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

☐ Cash:	$

☐ Check:	$

☐ Cashless Exercise:	Contact Administrator

☐ Net Exercise:	Contact Administrator

☐ Stock Tender Exercise:	Contact Administrator

4.         Tax Withholding. I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Company, if any, in connection with my exercise of the Option. (Contact the Administrator for amount of tax due.)

5.         Participant Information.

My address is:

My Social Security Number is:

6.         Binding Effect. I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Grant Notice and the Option Agreement, to all of which I hereby expressly assent. This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

Very truly yours,

(Signature)

Receipt of the above is hereby acknowledged.

JAMBA, INC.

By:

Name:

Title:

Dated:

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